Exhibit 99.6

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

August 26, 2009

Mr. Joseph Solomon

President

Fairmount Bank

8201 Philadelphia Road

Baltimore, Maryland 21237

Dear Mr. Solomon:

This letter sets forth the agreement between Fairmount Bank, Baltimore, Maryland (the “Bank”), and RP® Financial, LC. (“RP Financial”), whereby the Bank has engaged RP Financial to prepare the regulatory business plan and financial projections to be adopted by the Bank’s Board of Directors in conjunction with the mutual-to-stock conversion transaction, whereby the Bank will become a wholly-owned subsidiary of the newly-formed stock holding company. These services are described in greater detail below.

Description of Proposed Services

RP Financial’s business planning services will include the following areas:

(1)	Evaluating the Bank’s current financial and operating condition, business strategies and anticipated strategies in the future;

(2)	Analyzing and quantifying the impact of business strategies, incorporating the use of net offering proceeds both in the short and long term;

(3)	Preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of Board approved business strategies and use of proceeds;

(4)	Preparing the written business plan document which conforms with applicable regulatory guidelines including a description of the use of proceeds and how the convenience and needs of the community will be addressed; and

(5)	Preparing the detailed schedules of the capitalization of the Bank and holding company and related cash flows.

Washington Headquarters	Direct: (703) 647-6543
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: rriggins@rpfinancial.com

Mr. Joseph Solomon

August 26, 2009

Contents of the business plan will include: Executive Summary; Description of Business; Marketing Plan; Management Plan; Records, Systems and Controls; Financial Management Plan; Monitoring and Revising the Plan; and Alternative Business Strategy.

RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan conforming to regulatory guidelines can be filed with the appropriate federal and state regulatory agencies in conjunction with the filing of the regulatory applications. It is anticipated that the Board of Directors will approve the business plan and financial projections prior to the filing.

Fee Structure and Payment Schedule

The Bank agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $25,000. Payment of the professional fees shall be made as follows:

•	$5,000 upon execution of this letter of agreement engaging RP Financial’s services;

•	$5,000 upon delivery of the draft summary business plan; and,

•	$15,000 upon delivery of and filing of the business plan.

The Bank also agrees to reimburse RP Financial for those direct out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include travel, shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses to $1,750, subject to written authorization from the Bank to exceed such level. If an update to the business plan is required, the Bank will compensate RP Financial with a fixed fee of $5,000 payable upon delivery of each update.

In the event the Bank shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fees, the Bank agrees to compensate RP Financial according to RP Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred. RP Financial’s standard billing rates range from $400 per hour for managing directors to $75 per hour for research associates.

If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to the Bank or potential transactions that will dramatically impact the Bank such as a pending acquisition or branch transaction.

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Mr. Joseph Solomon

August 26, 2009

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter and the initial retainer.

Sincerely,

/s/ William E. Pommerening
William E. Pommerening
CEO and Managing Director

Agreed To and Accepted By:	Joseph Solomon
President

Upon Authorization by the Board of Directors for:		Fairmount Bank
Baltimore, Maryland

Date Executed: _____________________________________